Exh. 10.24

                                3COM CORPORATION

                         MANAGEMENT RETENTION AGREEMENT

This Management Retention Agreement (the "Agreement") is made and entered into by and between [see attached Exhibit A for list of parties] (the "Employee") and 3Com Corporation (the "Company"), effective as of [see attached Exhibit A for effective dates] (the "Effective Date").

                                 R E C I T A L S

A. It is expected that the Company from time to time will consider the possibility of an acquisition by another company or other change of control. The Board of Directors of the Company (the "Board") recognizes that such consideration can be a distraction to the Employee and can cause the Employee to consider alternative employment opportunities. The Board has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of the Employee, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below) of the Company.

B. The Board believes that it is in the best interests of the Company and its stockholders to provide the Employee with an incentive to continue his employment and to motivate the Employee to maximize the value of the Company upon a Change of Control for the benefit of its stockholders.

C. The Board believes that it is imperative to provide the Employee with severance benefits upon Employee's termination of employment following a Change of Control which provides the Employee with enhanced financial security and provides incentive and encouragement to the Employee to remain with the Company notwithstanding the possibility of a Change of Control.

D. Certain capitalized terms used in the Agreement are defined in Section 5 below.

The parties hereto agree as follows:

      1. Term of Agreement. This Agreement shall terminate upon the date that all obligations of the parties hereto with respect to this Agreement have been satisfied.

      2. At-Will Employment. The Company and the Employee acknowledge that the Employee's employment is and shall continue to be at-will, as defined under applicable law, and may be terminated by either party at any time, with or without cause. If the Employee's employment terminates for any reason, including (without limitation) any termination prior to a Change of Control, the Employee shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement, or as may otherwise be available in accordance with the Company's established employee plans or pursuant to other written agreements with the Company.

      3. Change of Control Severance Benefits.

            (a) Involuntary Termination other than for Cause, Death or Disability or Voluntary Termination for Good Reason Following A Change of Control. If, within twelve (12) months following a Change of Control, Employee's employment is terminated (i) involuntarily by the Company other than for Cause, death or Disability or (ii) by the Employee pursuant to a Voluntary Termination for Good Reason, then, subject to Employee entering into a standard form of mutual release of claims with the Company, the Company shall provide Employee with the following benefits upon such termination:

                  (i) Severance Payment. A lump-sum cash payment in an amount equal to one hundred percent (100%) of the Employee's Annual Compensation;

                  (ii) Continued Employee Benefits. Company-paid health, dental, vision, long-term disability and life insurance coverage at the same level of coverage as was provided to such Employee immediately prior to the Change of Control and at the same ratio of Company premium payment to Employee premium payment as was in effect immediately prior to the Change of Control (the "Company-Paid Coverage"). If such coverage included the Employee's dependents immediately prior to the Change of Control, such dependents shall also be covered at Company expense. Company-Paid Coverage shall continue until the earlier of (i) two years from the date of termination, or (ii) the date upon which the Employee and his dependents become covered under another employer's group health, dental, vision, long-term disability or life insurance plans that provide Employee and his dependents with comparable benefits and levels of coverage. For purposes of Title X of the Consolidated Budget Reconciliation Act of 1985 ("COBRA"), the date of the "qualifying event" for Employee and his or her dependents shall be the date upon which the Company-Paid Coverage commences, and each month of Company-Paid Coverage provided hereunder shall offset a month of continuation coverage otherwise due under COBRA.

                  (iii) Pro-Rated Bonus Payment. A lump-sum cash payment equal to 100% of such Employee's target bonus as in effect for the fiscal year in which the Change of Control occurs, pro-rated by multiplying such bonus amount by a fraction, the numerator of which shall be the number of days prior to occurrence of the Change of Control during such fiscal year, and the denominator of which shall be three-hundred and sixty-five.

                  (iv) Equity Compensation Accelerated Vesting. One Hundred percent (100%) of the unvested portion of any stock option, restricted stock or other Company equity compensation held by the Employee shall automatically be accelerated in full so as to become completely vested.

      (b) Voluntary Resignation; Termination For Cause. If the Employee's employment terminates by reason of the Employee's voluntary resignation (and is not a Voluntary Termination for Good Reason), or if the Employee is terminated for Cause, then the Employee shall not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company's then existing severance and benefits plans or pursuant to other written agreements with the Company.

            (c) Disability; Death. If the Employee's employment with the Company terminates as a result of the Employee's Disability, or if Employee's employment is terminated due to the death of the Employee, then the Employee shall not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company's then existing severance and benefits plans or pursuant to other written agreements with the Company.

            (d) Termination Apart from Change of Control. In the event the Employee's employment is terminated for any reason, either prior to the occurrence of a Change of Control or after the twelve (12) month period following a Change of Control, then the Employee shall be entitled to receive severance and any other benefits only as may then be established under the Company's existing severance and benefits plans or pursuant to other written agreements with the Company.

      4. Golden Parachute Excise Taxes. In the event that the severance and other benefits provided for in this agreement or otherwise payable to you (a) constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") and (b) would be subject to the excise tax imposed by Section 4999 of the Code, then such benefits shall be either be:

            (i)   delivered in full, or

            (ii) delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the excise tax imposed by
Section 4999, results in the receipt by you, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Unless the Company and the Executive otherwise agree in writing, the determination of Executive's excise tax liability and the amount required to be paid under this Section 4 shall be made in writing by the Company's independent auditors who are primarily used by the Company immediately prior to the Change of Control (the "Accountants"). For purposes of making the calculations required by this Section 4, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 4.

      5. Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:

            (a) Annual Compensation. "Annual Compensation" shall mean an amount equal to the sum of (i) the Employee's Company annual base salary as in effect immediately preceding the Change of Control, and (ii) 100% of the Employee's Target Bonus.

            (b) Target Bonus. "Target Bonus" shall mean Employee's annual bonus, assuming 100% "on target" satisfaction of any objective or subjective performance milestones.

            (c) Cause. "Cause" shall mean (i) an act of personal dishonesty taken by the Employee in connection with his responsibilities as an employee and intended to result in substantial personal enrichment of the Employee, (ii) Employee being convicted of a felony, (iii) a willful act by the Employee which constitutes gross misconduct and which is injurious to the Company, (iv) following delivery to the Employee of a written demand for performance from the Company which describes the basis for the Company's reasonable belief that the Employee has not substantially performed his duties, continued violations by the Employee of the Employee's obligations to the Company which are demonstrably willful and deliberate on the Employee's part.

            (d) Change of Control. "Change of Control" means the occurrence of any of the following events:

                  (i) Any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company's then outstanding voting securities; or

                  (ii) The consummation of the sale or disposition by the Company of all or substantially all the Company's assets; or

                  (iii) The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

                  (iv) A change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. "Incumbent Directors" shall mean directors who either
(A) are directors of the Company as of the date upon which this Agreement was entered into, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those directors whose election or nomination was not in connection with any transaction described in subsections (i), (ii), or (iii) above, or in connection with an actual or threatened proxy contest relating to the election of directors to the Company; or

                  (v) The sale or disposition to third parties (other than pursuant to a spin-off or similar transaction) by the Company of all or substantially all of any the Carrier, PCBU, Enterprise, Palm or comparable business units; provided, however, that such transactions shall only constitute a "Change of Control" under this Agreement with respect to the Section 16 executive officers working primarily for the sold or disposed business unit immediately prior to the effective date of the Change of Control who are not offered a comparable position within the Company.

            (e) Disability. "Disability" shall mean that the Employee has been unable to perform his Company duties as the result of his incapacity due to physical or mental illness, and such inability, at least 26 weeks after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Employee or the Employee's legal representative (such Agreement as to acceptability not to be unreasonably withheld). Termination resulting from Disability may only be effected after at least 30 days' written notice by the Company of its intention to terminate the Employee's employment. In the event that the Employee resumes the performance of substantially all of his duties hereunder before the termination of his employment becomes effective, the notice of intent to terminate shall automatically be deemed to have been revoked.

            (f) Voluntary Termination for Good Reason. "Voluntary Termination for Good Reason" shall mean the Employee voluntarily resigns after the occurrence of any of the following (i) without the Employee's express written consent, a material reduction of the Employee's duties, title, authority or responsibilities, relative to the Employee's duties, title, authority or responsibilities as in effect immediately prior to such reduction, or the assignment to Employee of such reduced duties, title, authority or responsibilities; provided, however, that a reduction in duties, title, authority or responsibilities solely by virtue of the Company being acquired and made part of a larger entity (as, for example, when the Senior Vice-President of a business unit of the Company remains as such following a Change of Control) shall not by itself constitute grounds for a "Voluntary Termination for Good Reason;" (ii) without the Employee's express written consent, a material reduction, without good business reasons, of the facilities and perquisites (including office space and location) available to the Employee immediately prior to such reduction; (iii) a reduction by the Company in the base salary of the Employee as in effect immediately prior to such reduction; (iv) a material reduction by the Company in the aggregate level of employee benefits, including bonuses, to which the Employee was entitled immediately prior to such reduction with the result that the Employee's aggregate benefits package is materially reduced (other than a reduction that generally applies to Company employees);
(v) the relocation of the Employee to a facility or a location more than thirty-five (35) miles from the Employee's then present location, without the Employee's express written consent; (vi) the failure of the Company to obtain the assumption of this agreement by any successors contemplated in Section 7(a) below; or (vii) any act or set of facts or circumstances which would, under California case law or statute constitute a constructive termination of the Employee.

      6. Non-Solicitation. In consideration for the severance benefits Employee is to receive herein, if any, Employee agrees that he or she will not, at any time during the one year following his or her termination date, directly or indirectly solicit any individuals to leave the Company's (or any of its subsidiaries') employ for any reason or interfere in any other manner with the employment relationships at the time existing between the Company (or any of its subsidiaries) and its current or prospective employees.

      7. Successors.

            (a) Company's Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term "Company" shall include any successor to the Company's business and/or assets which executes and delivers the assumption agreement described in this Section 7(a) or which becomes bound by the terms of this Agreement by operation of law.

            (b) Employee's Successors. The terms of this Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees

      8. Notice.

            (a) General. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or one day following mailing via Federal Express or similar overnight courier service. In the case of the Employee, mailed notices shall be addressed to him at the home address which he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

            (b) Notice of Termination. Any termination by the Company for Cause or by the Employee pursuant to a Voluntary Termination for Good Reason shall be communicated by a notice of termination to the other party hereto given in accordance with Section 8(a) of this Agreement. Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the termination date (which shall be not more than 30 days after the giving of such notice). The failure by the Employee to include in the notice any fact or circumstance which contributes to a showing of Voluntary Termination for Good Reason shall not waive any right of the Employee hereunder or preclude the Employee from asserting such fact or circumstance in enforcing his rights hereunder.

      9. Pooling of Interests Limitation. To the extent any of the benefits (including the equity compensation vesting acceleration) hereunder would cause a contemplated Change of Control transaction that was intended to be accounted for as a "pooling-of-interests" transaction to become ineligible for such accounting treatment under generally accepted accounting principles, as determined by the Accountants, then this Agreement shall automatically be deemed amended to provide Employee with such lesser benefits as would allow for the contemplated Change of Control transaction to be accounted for as a "pooling-of-interests" transaction.

      10. Miscellaneous Provisions.

            (a) No Duty to Mitigate. The Employee shall not be required to mitigate the value of any benefits contemplated by this Agreement, nor shall any such benefits be reduced by any earnings or benefits that the Employee may receive from any other source.

            (b) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by two authorized officers of the Company (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

            (c) Whole Agreement. No agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. This Agreement represents the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior arrangements and understandings regarding same.

            (d) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California.

            (e) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

            (f) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

            IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

COMPANY                          3COM CORPORATION


                                 By:____________________________________________
                                    ERIC A. BENHAMOU

                                 Title:  Chairman & CEO


                                 By:____________________________________________
                                    MARK D. MICHAEL

                                 Title:  S.V.P., General Counsel & Secretary


EMPLOYEE                         By:____________________________________________
                                    [see attached Exhibit A for list of parties]

Exhibit A

List of Parties            Effective Date
---------------            --------------

Irfan Ali                  June 2, 1999
Jef Graham                 June 2, 1999
John Hart                  June 2, 1999
Randy Heffner              June 2, 1999
Edgar Masri                June 2, 1999
John McClelland            June 2, 1999
Mark Michael               June 2, 1999
Eileen Nelson              June 2, 1999